                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)

                                                                    Year Ended September 30,
                                                  ------------------------------------------------------------
                                                    2001         2000         1999         1998         1997
                                                  --------     --------     --------     --------     --------
EARNINGS:

Earnings before income taxes                      $ 79,568     $ 82,882     $ 63,139     $ 57,007     $ 63,275
Interest expense                                    18,724       18,135       17,317       17,383       16,696
Amortization of debt discount and expense              264          218          215          200          176
Interest component of rental expense                 1,541        1,318        1,539        1,624        1,887
                                                  --------     --------     --------     --------     --------
                                                  $100,097     $102,553     $ 82,210     $ 76,214     $ 82,034
                                                  ========     ========     ========     ========     ========

COMBINED FIXED CHARGES AND PREFERRED
      STOCK DIVIDENDS:

Interest expense                                  $ 18,724     $ 18,135     $ 17,317     $ 17,383     $ 16,696
Amortization of debt discount and expense              264          218          215          200          176
Allowance for funds used during
      construction (capitalized interest)               12           17           36           39          114
Interest component of rental expense                 1,541        1,318        1,539        1,624        1,887
Preferred stock dividend requirements                1,550        1,550        1,550        2,160        2,764
Adjustment required to state preferred stock
      dividend requirements on a pretax basis        1,012          995          968        1,304        1,754
                                                  --------     --------     --------     --------     --------
                                                  $ 23,103     $ 22,233     $ 21,625     $ 22,710     $ 23,391
                                                  ========     ========     ========     ========     ========
Ratio of earnings to combined fixed charges
      and preferred stock dividends                   4.33         4.61         3.80         3.36         3.51
                                                  ========     ========     ========     ========     ========
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